Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Quanergy Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share, reserved for issuance under the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan	457(h)	3,744,881(2)	6.91(3)	$25,877,127.71	$0.0000927	$2,398.81
Equity	Common stock, par value $0.0001 per share, reserved for issuance under the Quanergy Systems, Inc. 2022 Equity Incentive Plan	457(c) and (h)	13,590,156(4)(5)	$1.61(6)	$21,880,151.16	$0.0000927	$2,028.30
Equity	Common stock, par value $0.0001 per share, reserved for issuance under the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan	457(c) and (h)	834,123(7)(8)	$1.37(9)	$1,141,497.33	$0.0000927	$105.82
	Total Offering Amounts				$48,898,776.20		$4,532.93
	Total Fee Offsets				—		—
	Net Fee Due						$4,532.93

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock of the Registrant (“Common Stock”) that may be issued to adjust the number of shares issued pursuant to the Quanergy Systems, Inc. Amended 2013 Stock Incentive Plan (the “2013 Plan”), Quanergy Systems, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) and the Quanergy Systems, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of the Registrant’s outstanding Common Stock.

(2)

Represents 3,744,881 shares of Common Stock underlying stock option awards previously granted and outstanding under the 2013 Plan, as assumed by the Registrant on February 8, 2022 pursuant to the Agreement and Plan of Merger dated as of June 21, 2021, as amended June 28, 2021, November 14, 2021 and December 26, 2021 (the “Merger Agreement”).

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise prices of stock option awards outstanding under the 2013 Plan as of the date of this Registration Statement.

(4)

Represents 13,590,156 shares of Common Stock reserved for issuance pursuant to future awards under the 2022 Plan. To the extent that awards outstanding under the 2022 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Registrant acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2022 Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, will, as applicable, become or again be available for stock award grants under the 2022 Plan.

(5)

The number of shares reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2032, in an amount equal to 5.0% of the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Common Stock (whether vested or unvested) on December 31 of the preceding year; provided, however, that the board of directors of the Registrant (the “Board”) may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(6)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 4, 2022, which date is within five business days prior to the filing of this Registration Statement.

(7)	Represents 834,123 shares of Common Stock reserved for future issuance under the ESPP.

(8)

The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2032, in an amount equal to the lesser of (a) 1.0% of the aggregate number of (i) shares of Common Stock issued and outstanding and (ii) securities convertible into or exercisable for shares of Commons Stock (whether vested or unvested) on December 31 of the preceding calendar year, and (b) 1,668,246 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1 increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(9)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 4, 2022, which date is within five business days prior to the filing of this Registration Statement, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the ESPP.